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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 3

                           Salix Pharmaceuticals, Ltd.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  795435 10 06
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)
------------------------

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



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CUSIP No. 795435 10 06
          ------------

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1.       Name of Reporting Person

         I.R.S. Identification No. of Above Person  (Entities Only)

         Robert P. Ruscher

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2.       Check the Appropriate Box if a Member of a Group

                                                                       (a) ____
            Not Applicable                                             (b) ____

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3.       SEC Use Only

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4.       Citizenship or Place of Organization

            United States

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                           5.       Sole Voting Power

Number of                           629,102
Shares
Beneficially               -----------------------------------------------------
Owned By                   6.       Shared Voting Power
Each Reporting
Person with
                           -----------------------------------------------------
                           7.       Sole Dispositive Power

                                    629,102

                           -----------------------------------------------------
                           8.       Shared Dispositive Power

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9.       Aggregate Amount Beneficially Owned by Each
           Reporting Person

                                    629,102

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                                Page 2 of 7 Pages


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CUSIP No. 795435 10 06


10.      Check Box if the Aggregate Amount in Row (9) Excludes
           Certain Shares                                              [ ]

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11.      Percent of Class Represented by Amount in Row (9)

                  3.76%

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12.      Type of Reporting Person

         IN

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                               Page 3 of 7 Pages

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Item 1(a)         Name of Issuer

                  Salix Pharmaceuticals, Ltd

Item 1(b)         Address of Issuer's Principal Executive Offices

                  8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615

Item 2(a)         Name of Person Filing

                  Robert P. Ruscher

Item 2(b)         Address of Principal Business Office, or, if None, Residence

                  7808 Hardwick Drive, Raleigh, North Carolina  27615

Item 2(c)         Citizenship

                  United States

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  795435 10 06

Item 3. If this Statement is filed pursuant to ss.240.13d-1(b) or ss.240.13d-2(b) or (c), check whether the person filing is a:

                  (a)      [   ]    Broker or dealer registered under
                                    section 15 of the Act (15 U.S.C.
                                    78o).
                  (b)      [   ]    Bank as defined in section 3(a)(6) of the
                                    Act (15 U.S.C. 78c).
                  (c)      [   ]    Insurance company as defined in
                                    section 3(a)(19) of the Act (15 U.S.C. 78c).
                  (d)      [   ]    Investment company registered under
                                    section 8 of the Investment Company Act of
                                    1940 (15 U.S.C. 80a-8).
                  (e)      [   ]    An investment advisor in accordance with
                                    ss.240.13d-1(b)(1)(ii)(E);
                  (f)      [   ]    An employee benefit plan or endowment fund
                                    in accordance with
                                    ss.240.13d-1(b)(1)(ii)(F);

                               Page 4 of 7 Pages

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                  (g)      [   ]    A parent holding company or control person
                                    in accordance with ss.
                                    240.13d-1(b)(1)(ii)(G);

                  (h)      [   ]    A savings associations as defined in Section
                                    3(b) of the Federal Deposit Insurance Act
                                    (12 U.S.C. 1813);

                  (i)      [   ]    A church plan that is excluded from the
                                    definition of an investment company under
                                    section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3);

                  (j)      [   ]    Group, in accordance with
                                    ss.240.13d-1(b)(1)(ii)(J).

                           [ X ]    NOT APPLICABLE


Item 4.           Ownership

                  (a)      Amount beneficially owned:

                           At December 31, 2001 Mr. Ruscher beneficially owned an aggregate of 629,102 shares of the Issuer's common stock which includes options to purchase 16,000 shares of the Issuer's common stock that were exercisable within 60 days of December 31, 2001.

                  (b)      Percent of class:

                           3.76%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the
                                    vote:  629,102
                           (ii)     Shared power to vote or to direct the vote:
                           (iii) Sole power to dispose or to direct the disposition of: 629,102
                           (iv) Shared power to dispose or to direct the disposition of:


Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                                       [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                           Not Applicable

                                Page 5 of 7 Pages

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Item 7.           Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on By the Parent Holding Company

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group

                           Not Applicable

Item 9.           Notice of Dissolution of Group

                           Not Applicable

Item 10. Certification

                  (a)      Not Applicable

                  (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 6 of 7 Pages

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         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 14, 2002
                                                      ---------------------
                                                                       Date

                                                     /s/ Robert P. Ruscher
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                               Page 7 of 7 Pages